Exhibit 99.(n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-251975 on Form N-2 of our report dated November 20, 2020, relating to the financial statements and financial highlights of Tekla World Healthcare Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2020, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 18, 2021